Aflac Incorporated 2006 10-K

EXHIBIT 21

Aflac Incorporated

SUBSIDIARIES

The following list sets forth the subsidiaries of Aflac Incorporated:

Company	Jurisdiction
American Family Life Assurance Company of Columbus (Aflac)	Nebraska
American Family Life Assurance Company of New York	New York
Communicorp, Incorporated	Georgia
Aflac Information Technology, Incorporated	Georgia
Aflac International, Incorporated	Georgia
Aflac Insurance Services Company, Limited	Japan
Aflac Payment Service, Limited	Japan
Aflac Counsel, Limited	Japan
aflacdirect.com, Limited	Japan
ITSUMO, Limited	Japan

The above subsidiaries are 100% owned by Aflac Incorporated, except:

-American Family Life Assurance Company of New York is 100% owned by Aflac.

-Aflac Insurance Service Company, Ltd., Aflac Payment Service Company, Ltd., and Aflac Counsel, Ltd. are 100% owned by Aflac International, Incorporated.

-aflacdirect.com, Ltd. is 78% owned by Aflac International, Incorporated, the remaining 22% is held by a non-affiliated party.

EXH 21-1